Exhibit 99.1

Contact:	Mark A. Kopser Executive Vice President and Chief Financial Officer (972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL NAMES
BRETT P. BRODNAX PRESIDENT AND CHIEF DEVELOPMENT OFFICER
Dallas, Texas (June 1, 2011) — United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced that Brett P. Brodnax has been named to the additional post of president, having served as executive vice president and chief development officer since 2004. In addition to his expanded role as president, Mr. Brodnax will continue to serve as the Company’s chief development officer.
     Mr. Brodnax joined USPI in December 1999 as a vice president responsible for various operational and business development activities and has been promoted several times to positions of increasing responsibility. Prior to joining the Company, he served as an assistant vice president for Baylor Health Care System, where he had been employed for nearly 10 years.
     Commenting on the announcement, William H. Wilcox, USPI’s chief executive officer, said, “With his experience, leadership and successful track record, Brett is well positioned to help guide USPI’s improvement in revenue growth. We congratulate him for this recognition and look forward to working with him in his new role.”
     USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 190 surgical facilities. Of the Company’s 185 domestic facilities, 133 are jointly owned with not-for-profit healthcare systems. The Company also operates five facilities in the United Kingdom.

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